Exhibit 99.1

Community Bank Shares of Indiana, Inc. reports 2nd quarter net income available to common shareholders of $2.0 million, or $0.59 per diluted common share

New Albany, Ind. (July 30, 2014) – Community Bank Shares of Indiana, Inc. reported second quarter net income available to common shareholders of $2.0 million and earnings per diluted common share of $0.59, an increase of 6.4% and 3.5% from the same periods in 2013, respectively. Net income available to common shareholders for the six months ended June 30, 2014 was $4.0 million, a 12.2% increase from $3.6 million in 2013 while earnings per diluted common share increased to $1.17 from $1.06, a 10.4% increase.

“Our second quarter results reflect the strong core earnings of the Company, as we generated an annualized return on average assets of 1.00% and an annualized return on average equity of 9.25%. During the quarter, we were able to increase our loan portfolio by $27 million from the end of 2013 which drove the increase in our net interest income. While loan growth remains challenging given the intense competition for quality loans, we are encouraged by our success in cultivating new lending relationships,” stated James Rickard, President and Chief Executive Officer.

The following points summarize significant financial information for the second quarter of 2014:

•	Net income available to common shareholders was $2.0 million.

•	Tangible book value per common share of $18.99 as of June 30, 2014.

•	Fully tax equivalent net interest margin was 4.19%, a decrease from 4.23% for the same period in 2013; net interest income increased to $7.9 million from $7.8 million.

•	Provision for loan losses was $190,000, a decrease from $2.5 million for the same quarter in 2013. The decrease was due to a $2.0 provision recorded for one commercial land development relationship in 2013 that was not repeated in 2014. During the fourth quarter of 2013, the Company charged off the $2.0 million allocated allowance for the credit. As of June 30, 2014, the loan had a remaining balance of $814,000 and was included in the Company's non-accrual loans as of the same date. Currently, the Company does not have an allowance allocated for this credit but continues to monitor the value of the underlying collateral while seeking a resolution.

•	Non-interest income decreased to $1.5 million for the second quarter of 2014 compared to $4.0 million in 2013. The Company recorded a bargain purchase gain of $1.9 million in the second quarter of 2013 from its FDIC assisted acquisition of First Federal Bank in Lexington, Kentucky on April 19, 2013. As a result of the transaction, the Company’s subsidiary, Your Community Bank, acquired assets of $93.6 million including loans of $63.6 million. The Company also assumed deposits of $87.0 million and FHLB advances of $4.4 million. More information about the First Federal acquisition can be found in the Company’s 8-K/A filed on July 3, 2013 with the U.S. Securities and Exchange Commission. Also contributing to the decline in non-interest income was a reduction in net gains on sales of securities to $1,000 in 2014 from $509,000 in 2013.

•	Non-interest expense decreased to $6.5 million in the second quarter of 2014 from $6.7 million in 2013. The reduction was due to a decline in expenses for foreclosed assets (including losses on disposition) of $189,000 from 2013. During the second quarter of 2014, the Company recognized $323,000 of expense associated with its pending acquisition of First Financial Service Corporation and its subsidiary bank, First Federal Savings Bank of Elizabethtown.

The following points summarize significant financial information for the six months ended June 30, 2014:

•	Net income available to common shareholders was $4.0 million, or $1.17 per diluted common share, as compared to $3.6 million and $1.06 for 2013.

•	Fully tax equivalent net interest margin was 4.14% for both 2014 and 2013; net interest income increased to $15.5 million from $14.9 million over the same period.

•	Provision for loan losses was $472,000 as compared to $2.7 million in 2013. As previously noted, the provision in 2013 was substantially impacted by a $2.0 million allocation for one relationship in the second quarter of 2013.

•	Non-interest income declined to $3.2 million for the first six months of 2014 from $5.4 million in 2013. As previously discussed, the Company recorded a bargain purchase gain of $1.9 million in the second quarter of 2013 that was not repeated in 2014. Additionally, net gains on sales of available for sale securities decreased to $296,000 in 2014 from $515,000 in 2013.

•	Non-interest expenses increased in 2014 to $13.1 million from $12.8 million primarily due to an increase in occupancy expenses of $165,000 associated with three new branches from the Company’s acquisition of First Federal Bank of Lexington, Kentucky. For the six months ended June 30, 2014, the Company incurred $370,000 of expense associated with its pending acquisition of First Financial Service Corporation.

The Company’s unaudited consolidated condensed statements of income and credit quality metrics are as follows:

	Three Months Ended
	June 30,		March 31,
	2014	2013	2014
	(In thousands, except per share data)
Interest income	$8,410	$8,375	$8,001
Interest expense	473	539	476
Net interest income	7,937	7,836	7,525
Provision for loan losses	190	2,470	282
Non-interest income	1,540	3,969	1,677
Non-interest expense	6,529	6,711	6,551
Income before income taxes	2,758	2,624	2,369
Income tax expense	610	420	257
Net income	$2,148	$2,204	$2,112
Preferred stock dividends	(109)	(288)	(110)
Net income available to common shareholders	$2,039	$1,916	$2,002
Basic earnings per common share	$0.59	$0.57	$0.59
Diluted earnings per common share	$0.59	$0.57	$0.58

	Six Months Ended
	June 30,
	2014	2013
	(In thousands, except per share data)
Interest income	$16,411	$16,099
Interest expense	949	1,177
Net interest income	15,462	14,922
Provision for loan losses	472	2,717
Non-interest income	3,217	5,393
Non-interest expense	13,080	12,797
Income before income taxes	5,127	4,801
Income tax expense	867	690
Net income	$4,260	$4,111
Preferred stock dividends	(219)	(509)
Net income available to common shareholders	$4,041	$3,602
Basic earnings per common share	$1.18	$1.06
Diluted earnings per common share	$1.17	$1.06

Credit quality metrics are as follows (in thousands):

	As of
	June 30, 2014	March 31, 2014	December 31, 2013

Loans on non-accrual status	$9,589	$9,638	$7,787
Loans past due 90 days or more and still accruing	-	-	-
Foreclosed and repossessed assets	6,029	6,334	5,988
Total non-performing assets	$15,618	$15,972	$13,775

Non-performing assets to total assets	1.78%	1.89%	1.62%
Allowance for Loan Losses to Total Loans	1.44	1.46	1.43

The Company’s unaudited condensed consolidated balance sheets are as follows:

	June 30, 2014	December 31, 2013
	(In thousands)
ASSETS
Cash and due from financial institutions	$19,350	$15,393
Interest-bearing deposits in other financial institutions	18,727	10,896
Securities available for sale	199,071	195,327
Loans held for sale	246	68
Loans, net of allowance for loan losses of $8,480 and $8,009	579,679	552,926
Federal Home Loan Bank and Federal Reserve stock	5,964	5,955
Accrued interest receivable	3,144	3,149
Premises and equipment, net	18,204	18,557
Cash surrender value of life insurance	21,718	21,386
Other intangible assets	839	1,004
Foreclosed and repossessed assets	6,029	5,988
Other assets	2,946	16,086
Total Assets	$875,917	$846,735

LIABILITIES AND SHAREHOLDERS’ EQUITY
Deposits
Non interest-bearing	$201,259	$187,207
Interest-bearing	482,356	456,418
Total deposits	683,615	643,625
Other borrowings	37,459	45,722
Federal Home Loan Bank advances	40,000	50,000
Subordinated debentures	17,000	17,000
Accrued interest payable	87	106
Other liabilities	3,567	1,943
Total liabilities	781,728	758,396

STOCKHOLDERS’ EQUITY
Total stockholders’ equity	94,189	88,339
Total Liabilities and Stockholders’ Equity	$875,917	$846,735

About Community Bank Shares of Indiana, Inc.

Community Bank Shares of Indiana, Inc. is Southeastern Indiana’s largest locally owned and headquartered bank holding company and includes Your Community Bank and The Scott County State Bank. The mission statement of Community Bank Shares of Indiana reflects its purpose: “Achieving financial goals through exceptional people and exceptional service.” Community Bank Shares of Indiana strives to help shareholders, customers, employees, and our communities achieve their respective financial goals by empowering talented individuals to provide a level of unmatched customer service. To learn more about us, please visit www.yourcommunitybank.com and www.scottcountystatebank.com.

Statements in this press release relating to the Company’s plans, objectives, or future performance are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are based on management's current expectations. The Company’s actual strategies and results in future periods may differ materially from those currently expected due to various risks and uncertainties, including those discussed in the Company’s 2013 Form 10-K and subsequent 10-Q filed with the Securities and Exchange Commission.

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CONTACT:

Paul Chrisco
CFO

Community Bank Shares of Indiana, Inc.

812-981-7375